Exhibit 10.2

MEMBERSHIP INTEREST GRANT AGREEMENT

This Membership Interest Grant Agreement (the “Agreement”) is effective as of June 15, 2017 (the “Effective Date”), and is made by and between DREAM FINDERS HOLDINGS, LLC (the “Company”) and RICK ANTHONY MOYER, an individual (the “Grantee”).

Recitals:

A.
The Grantee is an employee of Dream Finders Homes, LLC (“Dream Finders homes”), whose employment is governed by that certain Employment Agreement of even date herewith, as may be amended from time to time (the “Employment Agreement”).  Dream Finders Homes is a subsidiary of the Company, and this Agreement is being entered in consideration of the Grantee’s continued employment with Dream Finders Homes.

B.
All Members of the Company are required to execute and agree to be bound to the Company’s Amended and Restated Operating Agreement (the “Amended Operating Agreement”).  By accepting the Granted Units (as defined below), the Grantee agrees to be bound by and subject to the terms of the Amended Operating Agreement, which contains the Grantee’s rights and obligations with respect to the Granted Units in the Company.  Any terms not defined herein shall have the meaning ascribed in such terms in the Amended Operating Agreement.

Agreement:

In consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Grant of Units.  The Company hereby grants to the Grantee 1,020.30405 Non-Voting Common Units of the Company (the “Granted Units”); provided that the Grantee’s rights in the Granted Units shall be restricted and subject to divestiture and/or redemption as provided herein and as provided in the Amended Operating Agreement.

2.
Restrictions Pertaining to the Granted Units.  The Grantee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security for any obligation, with or without consideration, voluntary or involuntary, of all or any part of any right, title, or interest in or to any Granted Units.  Any such disposition shall be deemed null and void.  The Company will not recognize, or have the duty to recognize, any such disposition.  The Grantee may not sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Granted Units.  Any sale, pledge, or other transfer (or any attempt to effect the same) of any Granted Units in violation of hereof shall be void, and the Company shall not record such transfer, assignment, pledge, or other disposition on its books or treat any purported transferee of such Granted Units as the owner of such Granted Units for any purpose.

The Granted Units shall vest according to the following schedule:

Date of Vesting	Percentage of Granted Units that Become Vested Units
June 15, 2018	20%
June 15, 2019	40%
June 15, 2020	60%
June 15, 2021	80%
June 15, 2022	100%

The Granted Units that shall have become vested pursuant to the above Vesting Schedule are herein referred to as “Vested Units”.  The unvested Granted Units (“Unvested Units”) shall be forfeited back to the Company immediately upon the Grantee’s Termination of Service.  Additionally, upon the forfeiture of any Unvested Units, the Capital Account associated with such Unvested Units will likewise be forfeited.  “Termination of Service” shall mean the effective date of the Grantee’s termination as an employee of Dream Finders Homes for any reason other than Grantee’s termination For Cause (as defined below).  No portion of the Granted Units shall vest after a Termination of Service.  In the event that the Company has a Liquidity Event (as hereafter defined) prior to the first anniversary of the Effective Date, then seventy-five percent (75%) of the Granted Units shall be deemed Vested Units.  If the Company has a Liquidity Event on or after the first anniversary of the Effective Date, then one hundred percent (100%) of the Granted Units shall be deemed Vested Units.  The term “Liquidity Event” means any one transaction or a series of related transactions in which the Company (i) sells substantially all of its assets to an unrelated third party, (ii) transfers control of the Company along with the majority of the economic rights to a third-party (excluding any transaction where the Company incurs debt, which may include certain control and/or approval rights that are provided to the lender in such a transaction), (iii) merges with another entity where the Members of the Company immediately prior to the transaction do not retain majority economic or voting control of the successor entity, or (iv) sells common equity securities of not less than $25,000,000 in an aggregate amount through an underwritten public offering where a registration statement is filed pursuant to the Securities Act of 1933.  The Grantee expressly acknowledges that the Company may elect not to make any distributions with respect to the Granted Units, but that if distributions are made by the Company, then the Company may make distributions, in the Company’s sole discretion, which will be made with respect to Vested Units only (and not with respect to any Unvested Units).  As provided under the Amended Operating Agreement, the Grantee will be entitled to receive Tax Distributions both with respect to Vested Units and Unvested Units to the extent that the Grantee may be allocated income from the Company.

All of the Granted Units (regardless of whether they are Vested Units or Unvested Units) shall be forfeited back to the Company immediately in the event that the Grantee’s employment with Dream Finders Homes is terminated For Cause (as defined below) or in the event that Grantee violates the terms of the Restrictive Covenants set forth in the Employment Agreement (the “Restrictive Covenants”).  In the event that the Granted Units are forfeited under this paragraph, then the Capital Account associated with such forfeited Granted Units will likewise be forfeited, and the Grantee will no longer have any rights as a Member of the Company effective upon the date that the Grantee is provided with notice of termination For Cause or notice of breach of the Restrictive Covenants (as the case may be).  “For Cause” shall mean a termination by Dream Finders Homes for “Cause” as defined in the Employment Agreement, and/or a termination by Dream Finders Homes based upon the Grantee’s:  (i) persistent material failure to perform duties consistent with a commercially reasonable standard of care after the Grantee has been provided with written notice of such failure to perform such duty and has not cured such failure within ten (10) days after delivery of such written notice; (ii) willful neglect of duties which is not cured within ten (10) days after written notice is delivered by Dream Finders Homes; (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty, a felony, or of a crime that Dream Finders Homes, in its reasonable discretion, determines a subject matter which may reflect negatively on Dream Finders Homes’ reputation or business; (iv) failure to materially cooperate with or intentionally impeding an investigation authorized by Dream Finders Homes or the Company; (v) committing an act involving fraud, theft, dishonesty, or embezzlement with respect to any aspect of Dream Finders Homes’ business, including, but not limited to, stealing or falsification of Dream Finders Homes records; (vi) misappropriation of Dream Finders Homes or Company funds or of any corporate opportunity; (vii) use of illegal or abuse of legally prescribed drugs or alcohol; or (viii) conduct which is considered by the Company and/or Dream Finders Homes to be unethical, unlawful or materially adverse to the Company and/or Dream Finders Homes applying the reasonable business person standard (that is, would a reasonable business person consider the conduct to be unethical, unlawful, or materially adverse to the Company and/or Dream Finders Homes).

Upon a Termination of Service by Dream Finders Homes other than For Cause or by the Grantee, the Company will redeem any Vested Units for a purchase price that is equal to fifty percent (50%) of the Capital Account associated with the Vested Units as of the date of such Termination of Service (the “Vested Units Purchase Price”).  The Vested Units Purchase Price will be paid by delivery of a promissory note from the Company to the Grantee, which will provide for (a) quarterly payments of principal and interest over a five-year term, (b) interest at four percent (4%) per annum, (c) venue and jurisdiction in Duval County, Florida, in the event of any dispute arising out of the promissory note, and (d) a waiver of any right to a trial by jury.  The effective date for the redemption of any Vested Units will be the date of the Termination of Service, and delivery of the promissory note for the Vested Units Purchase Price will be within thirty (30) days after the Termination of Service.  The Grantee expressly acknowledges and agrees that after a Termination of Service that Grantee will have no rights as a Member of the Company, and that Grantee’s sole recourse will be for payment of the Vested Units Purchase Price by receiving the promissory note contemplated by this paragraph.

There are other events as provided in the Amended Operating Agreement which would create a right of the Company to repurchase the Granted Units on terms provided therein.

The Grantee acknowledges that the Granted Units are intended to qualify as “profits interests” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, or any future Internal Revenue Service guidance.  Accordingly, the Grantee covenants to execute any and all documentation required by the Company to ensure that the Granted Units are deemed “profits interests,” which may include, but is not limited to, filing an election under Section 83(b) of the Internal Revenue Code.  Additionally, so that the Granted Units will be treated as “profits interests” rather than “capital interests”, the Grantee expressly agrees that as of the Effective Date, before Grantee can receive any distributions with respect to the Granted Units, all of the other holders of Units as of the Effective Date must first receive distributions in the amount of such Members’ Capital Accounts as of June 15, 2016 (the “Distribution Threshold”).  The amount of the Distribution Threshold was determined by the Company in good faith so that if the Company sold its assets at fair market value as of the Effective Date and the proceeds were distributed in a complete liquidation of the Company, the Grantee would not receive any distribution with respect to the Granted Units.

3.
Investment Intent; Disclosure.  The Grantee represents and warrants to the Company that the Grantee is acquiring the Granted Units in the Company under this Agreement for investment and not with a view to resale or distribution thereof.  The Grantee further represents and warrants to the Company that the Grantee understands that:  (a) the Granted Units have not been registered under the federal Securities Act of 1933, as amended (the “Securities Act”) in reliance upon an exemption from registration; (b) the Granted Units must be held indefinitely, unless the Granted Units are later registered under the Securities Act or unless an exemption from registration is otherwise available; and (c) the Company has no obligation to register the Granted Units.  The Grantee agrees that the Granted Units will not be offered, sold, transferred, pledged, or otherwise disposed of without registration under the Securities Act and applicable state securities laws or an opinion of counsel acceptable to the Manager of the Company that such registration is not required.  The Grantee represents and warrants that it has sufficient experience in investment and business matters to recognize and understand the advantages and disadvantages of its acceptance of the Granted Units, and the Grantee represents and warrants that it is able to bear the economic risks related to the Granted Units, including the possible total loss of value of the Granted Units, and that the Grantee has no need for liquidity with respect to the value of the Granted Units.  The Grantee acknowledges that it has conducted his own review of the prospects of the Company and has reviewed all information it deems necessary regarding the business of the Company, and neither the Company nor any person acting on behalf of the Company has made any representations or warranties regarding the Company or its business that the Grantee has relied upon that are important in executing this Agreement and accepting the Granted Units, and the Grantee represents and warrants that he has made the decision to accept the Granted Units based upon his independent business judgment.

4.
Certificates.  In the event that the Granted Units are or become certificated, the Grantee shall receive certificate(s) for the Granted Units designating him as the registered owner thereof.  Upon such receipt, the Grantee agrees to deliver the certificate(s) together with a signed and undated power of attorney to the Company or the Company’s designee authorizing the Managing Member to transfer title to the certificate(s) representing any Granted Units that are forfeited to the Company under the terms of this Agreement and/or the Amended Operating Agreement.  Such certificate(s), if any, shall be held by the Company in escrow until the Granted Units become vested and shall bear the legends required under the Amended Operating Agreement and any other legends that the Managers in their sole discretion deem proper.

5.
83(b) Election.  The Grantee is recommended to make a valid, timely election to include in the Grantee’s current year income, the “fair market value” of the Granted Units, pursuant to Code Section 83(b).  Upon making such election, the Grantee shall promptly furnish a copy of the election to the Company and shall file the election with the IRS with in the requisite 30-day period.  For the purposes of such election, the Granted Units are not expected to have any “fair market value” as of the Grant Date, as there is a Distribution Threshold so that if all of the Company’s assets were sold at fair market value as of the Grant Date, then the holders of all of the other Units, other than the Grantee with respect to the Granted Units, would be the sole Persons to receive Distributions.  THE COMPANY SHALL BEAR NO RESPONSIBILITY OR LIABILITY FOR ANY ADVERSE TAX CONSEQUENCES RESULTING FROM THE GRANTEE’S CODE SECTION 83(b) ELECTION OR THE GRANTEE’S FAILURE TO MAKE SUCH ELECTION.  THE GRANTEE ACKNOWLEDGES AND AGREES THAT HE HAS BEEN URGED TO CONSULT WITH HIS PERSONAL TAX ADVISORS REGARDING THE CONSEQUENCES OF MAKING, OR NOT MAKING, A CODE SECTION 83(b) ELECTION.  Upon making such Code Section 83(b) election, the Grantee must pay to the Company in cash the amount of any federal, state or local income or other taxes determined by the Company to be due in connection with such election, if any.  The Grantee agrees that the Company may, except as explicitly prohibited by applicable law, withhold all such legally required amounts from any other payments due, or becoming due, to the Grantee from the Company until such withholding obligation is satisfied in full.

6.
No Right to Continued Employment.  This Agreement shall not confer upon the Grantee any right with respect to continuance of employment by Dream Finders Homes, nor shall it interfere in any way with the right of Dream Finders Homes to terminate the Grantee’s employment for any reason, with or without Cause (as defined in the Employment Agreement), or otherwise affect the Grantee’s at-will employment status.

7.
Necessary Documents.  The Grantee agrees to sign any necessary documents to implement this Agreement, including but not limited to an Agreement to be Bound by Operating Agreement in the form attached hereto as Exhibit A.  This Agreement will not be effective until the Grantee has delivered a fully executed copy of the Agreement to be Bound by Operating Agreement.

8.
Construction and Interpretation.  This Agreement shall be construed and interpreted in accordance with the substantive laws of the State of Florida, without reference to the principles of conflict of laws of any state.

9.
Descriptive Headings.  The descriptive headings of the several articles and sections contained in this Agreement are included for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof

10.
Multiple Counterparts; Deliveries by Facsimile or Electronic Mail.  This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, is to be deemed as original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or digital imaging or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  No party hereto or to any such contract shall raise the use of a facsimile machine or digital imaging and electronic mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the information of a contract and each such party forever waives any such defense.

11.
Administration.  The Managers shall have the authority, in their sole discretion, to interpret and administer this Agreement and to make all determinations they deem appropriate hereunder (including, without limitation, determinations regarding the vesting and forfeiture of the Granted Units), and all interpretations and determinations made hereunder and under the Amended Operating Agreement, when made by the Managers, shall be final, conclusive and binding on the Grantee and all other Persons.  The Managers may amend the terms of this Agreement to the extent it deems appropriate to carry out the terms of the Amended Operating Agreement, but in no event, shall such amendment materially and adversely affect the Grantee’s rights hereunder without the prior written consent of the Grantee.

12.
Cumulative Rights.  Unless otherwise provided herein, all rights, powers and privileges conferred upon the parties by law, this Agreement, or otherwise shall be cumulative.

13.
Waiver.  No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof shall constitute a waiver of the party’s right to demand exact compliance with the terms hereof.

14.
Expenses.  Unless otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including, but not limited to, the fees of attorneys retained by that party incident to the negotiation, preparation, and execution of this Agreement.

15.
Assignment.  This Agreement shall not be assignable by the Grantee without the written consent of the Company.

16.
Jurisdiction, Venue and Prevailing Party Attorneys’ Fees.  This Agreement will be governed by Florida law.  In the event of any dispute regarding this Agreement, the exclusive venue for such dispute will be the appropriate court for Duval County, Florida.  The prevailing party in any litigation will be entitled to recover from the non-prevailing party any attorneys’ fees and costs associated with any dispute regarding this Agreement.

17.
Waiver of Jury Trial.  THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ALL OF THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY TERMS OR PROVISIONS OF THIS AGREEMENT.  NO PARTY SHALL SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH THE RIGHT TO A TRIAL BY JURY HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH THE RIGHT TO A TRIAL BY JURY CANNOT BE, OR HAS NOT BEEN, WAIVED.  THE TERMS AND PROVISIONS OF THIS SECTION 17 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE TERMS AND PROVISIONS HEREOF SHALL NOT BE SUBJECT TO ANY EXCEPTIONS.  NO PARTY HAS IN ANY WAY AGREED WITH, OR REPRESENTED TO, ANY OTHER PARTY THAT THE TERMS AND PROVISIONS OF THIS SECTION 17 WILL NOT BE ENFORCED FULLY IN ALL INSTANCES.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above stated.

COMPANY:

DREAM FINDERS HOLDINGS, LLC

By:	/s/ Patrick O. Zalupski
Patrick O. Zalupski, Chief Executive Officer

GRANTEE:

/s/ Rick Anthony Moyer
Rick Anthony Moyer, individually

Signature Page — Membership Interest Grant of Rick Anthony Moyer

Exhibit A

AGREEMENT TO BE BOUND BY OPERATING AGREEMENT

The undersigned hereby agrees to be and is bound by the terms and conditions of that certain Amended and Restated Operating Agreement of Dream Finders Holdings LLC (the “Operating Agreement”) as of the Effective Date of that certain Membership Interest Grant Agreement by and between the undersigned and Dream Finders Holdings LLC.

/s/ RICK ANTHONY MOYER
RICK ANTHONY MOYER

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